[Letterhead of Rogers & Hardin LLP]

WRITER’S DIRECT DIAL NUMBER
(404) 420-4646
WRITER’S E-MAIL ADDRESS
LAG@RH-LAW.COM

July 7, 2005

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

450 Fifth Street, N.W.

Washington, D.C. 20549

Attention: Larry Spirgel

Re:	i2 Telecom International, Inc.

Form 10-KSB for the fiscal year ended December 31, 2004

Filed March 31, 2005

Form 10-KSB/A for the fiscal year ended December 31, 2004

Filed June 17, 2005

Form 10-QSB for the quarter ended March 31, 2005

Filed May 16, 2005

Form 10-QSB/A for the quarter ended March 31, 2005

Filed June 17, 2005

File No. 0-27704

Ladies and Gentlemen:

On behalf of i2 Telecom International, Inc. (the “Company”), we hereby inform the Staff that the Company anticipates responding no later than July 11, 2005 to the comments of the Staff contained in the letter from Larry Spirgel to David C. Burns dated June 23, 2005.

Please contact the undersigned at the number set forth above if you have any questions or comments concerning this letter.

Sincerely,

/s/ Lori A. Gelchion
Lori A. Gelchion

cc:	Mr. Joe Cascarano

Ms. Ivette Leon